                                                                   Exhibit 2.1

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                            ASSET PURCHASE AGREEMENT

                                     dated

                                December 1, 1994

                                  by and among

                              LWI HOLDINGS, INC.,

                            a Delaware corporation,

                             HANOVER DIRECT, INC.,

                            a Delaware corporation,

                             BANKERS TRUST COMPANY,

                        a New York banking corporation,

                                LEICHTUNG, INC.,

                              an Ohio corporation,

                                      and

                             DRI INDUSTRIES, INC.,

                              an Ohio corporation

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                               TABLE OF CONTENTS

ARTICLE I
PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES................     1

1.       Purchase and Sale of Assets.....................................     1
         1.1      Purchase of Assets.....................................     1
         1.2      Assumption of Liabilities..............................     3

ARTICLE II
PURCHASE PRICE AND CLOSING...............................................     6

2.       Purchase Price and Payment......................................     6
         2.1      Purchase Price.........................................     6
         2.2      The Closing............................................     6
         2.3      Instruments of Transfer................................     6
         2.4      Further Assurances.....................................     6
         2.5      Certain Reserves and Uses of Cash......................     7

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER.................................     8

3.       Seller's Representations and Warranties.........................     8
         3.1      Corporate Existence and Qualification..................     8
         3.2      Subsidiaries...........................................     8
         3.3      Authority and Absence of Conflict......................     8
         3.4      Title to Purchased Assets..............................     8
         3.5      Financial Statements...................................     9
         3.6      Absence of Undisclosed Liabilities.....................     9
         3.7      Insurance..............................................     9
         3.8      Inventory..............................................     10
         3.9      Leases.................................................     10
         3.10     Tax Matters............................................     10
         3.11     Accounts Receivable....................................     10
         3.12     Books and Records......................................     10
         3.13     Contracts and Commitments..............................     11
         3.14     Customer Lists.........................................     11
         3.15     Intellectual Property..................................     11
         3.16     Litigation and Compliance with Laws....................     12
         3.17     Suppliers..............................................     12
         3.18     Employee Benefits......................................     12
         3.19     Employee Relations.....................................     13
         3.20     Absence of Certain Changes or Events...................     13
         3.21     Customs................................................     14
         3.22     Environmental and Safety Matters.......................     14
         3.23     Certain Payments.......................................     15
         3.24     Disclosure.............................................     15
         3.25     DRI....................................................     15

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
         3.26     Survival of Representations............................     15
         3.27     Recalls................................................     15

ARTICLE III-A
REPRESENTATIONS AND WARRANTIES OF BANK...................................     16

3A.      Bank's Representations and Warranties...........................     16
         3A.1     Corporate Existence and Qualification..................     16
         3A.2     Authority and Absence of Conflict......................     16
         3A.3     Title to Purchased Assets..............................     16
         3A.4     Tax Matters............................................     16
         3A.5     Absence of Certain Changes or Events...................     16
         3A.6     Disclosure.............................................     16
         3A.7     Survival of Representations............................     17

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HANOVER..................     18

4.       Purchaser's and Hanover's Representations and Warranties........     18
         4.1      Corporate Existence and Qualification..................     18
         4.2      Authority and Absence of Conflict......................     18
         4.3      Authority..............................................     18
         4.4      Disclosure.............................................     18
         4.5      Survival of Representations............................     18
         4.6      Seller's Representations...............................     19

ARTICLE V
PRE-CLOSING COVENANTS OF SELLER AND BANK.................................     20

5.       Pre-Closing Covenants of Seller and Bank........................     20
         5.1      Conduct of Business....................................     20
         5.2      Absence of Material Changes............................     20
         5.3      Taxes..................................................     21
         5.4      Communication with Customers and Suppliers.............     21
         5.5      Compliance with Laws...................................     21
         5.6      Continued Truth of Representations and Warranties......     21
         5.7      Continuing Obligation to Inform........................     22
         5.8      Exclusive Dealing......................................     22
         5.9      Employees..............................................     22
         5.10     Estoppel Certificates..................................     22
         5.11     Information to Purchaser...............................     22
         5.12     Break-Up Fee...........................................     22
         5.13     Notification of Sale to Individuals....................     23

ARTICLE VI

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
CONDITIONS TO OBLIGATIONS OF PURCHASER...................................     24

6.       Conditions to Obligations of Purchaser..........................     24

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF SELLER......................................     27

7.       Conditions to Obligations of Seller.............................     27

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF EACH PARTY..................................     29

8.       Conditions to Obligations of Each Party.........................     29

         8.1      Illegality or Legal Constraint.........................     29
         8.2      Governmental Authorizations............................     29
         8.3      Cooperation............................................     29

ARTICLE IX
INDEMNIFICATION..........................................................     30

9.       Indemnification.................................................     30
         9.1      Survival of Representations and Warranties.............     30
         9.2      Indemnification by Seller and Bank.....................     30
         9.3      Indemnification by Purchaser and Hanover...............     31
         9.4      Procedure for Indemnification with Respect
                   to Third-Party Claims.................................     31
         9.5      Bulk Sales Waiver and Indemnification..................     32
         9.6      Break-Up Fee Indemnification...........................     32

ARTICLE X
CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS.................................     33

10.      Confidentiality and Public Announcements........................     33
         10.1     Confidentiality........................................     33
         10.2     Public Announcements...................................     33

ARTICLE XI
POST-CLOSING AGREEMENTS..................................................     34

11.      Post-Closing Agreements.........................................     34
         11.1     Use of Name............................................     34
         11.2     Injunctive Relief......................................     34
         11.3     Transition.............................................     34
         11.4     Other Provision........................................     34
         11.5     Tax Filings............................................     34

ARTICLE XII
TERMINATION..............................................................     35
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
12.      Termination of Agreement........................................     35
         12.1     Termination by Lapse of Time...........................     35
         12.2     Termination by Agreement of the Parties................     35

ARTICLE XIII
MISCELLANEOUS............................................................     36
13.      Miscellaneous...................................................     36
         13.1     Definitions............................................     36
         13.2     Expenses...............................................     37
         13.3     Brokers................................................     37
         13.4     Amendment and Waiver...................................     37
         13.5     Successors and Assigns.................................     37
         13.6     Notices................................................     38
         13.7     Entire Understanding...................................     38
         13.8     Counterparts...........................................     38
         13.9     Headings...............................................     39
         13.10    Applicable Law.........................................     39
         13.11    Invalidity.............................................     39
         13.12    No Waiver..............................................     39
         13.13    Construction of Agreement; Damages; Knowledge..........     39
         13.14    Absence of Third Party Beneficiary Rights..............     39
         13.15    Mutual Drafting........................................     39

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
EXHIBITS

         Exhibit A                  Form of Instrument of Assumption of Liabilities
         Exhibit B                  Irrevocable Instructions
         Exhibit C                  Clement Release
         Exhibit D                  Clement Certificate
         Exhibit E                  Business Plan
         Exhibit F                  Form of Bill of Sale

SCHEDULES

         Schedule 1.1(a)(i)         Purchased Inventory
         Schedule 1.1(a)(ii)        Other Purchased Inventory
         Schedule 1.1(d)            Material Contracts
         Schedule 1.1(e)            Purchased Records
         Schedule 1.1(g)            Motor Vehicles
         Schedule 1.1(h)            Fixed Assets
         Schedule 1.1(i)            Customer List Exchange Balance
         Schedule 1.1(j)            Governmental Licenses and Permits
         Schedule 1.1(k)            Intellectual Property
         Schedule 1.1(l)            Investments
         Schedule 1.2(a)(i)         Year End Balance Sheet
         Schedule 1.2(a)(ii)        Accounts Payable Not Assumed
         Schedule 1.2(a)(vii)       Real Property Leases
         Schedule 1.2(a)(ix)        Equipment Leases
         Schedule 1.2(b)(ix)        Retention Bonuses
         Schedule 3.3               Breaches
         Schedule 3.4(a)            Encumbrances on Purchased Assets
         Schedule 3.4(b)            Permitted Encumbrances on Purchased Assets
         Schedule 3.7               Insurance Policies
         Schedule 3.10              Tax Deficiencies
         Schedule 3.11              Accounts Receivable
         Schedule 3.13(b)           Exceptions to Purchased Contracts
         Schedule 3.13(b)(v)        Third Party Consents to Assignment of Contracts
         Schedule 3.15(a)           Trademarks, Patents and Copyrights Owned by Others
         Schedule 3.15(b)           Royalty and License Agreements
         Schedule 3.16              Litigation
         Schedule 3.17              Suppliers
         Schedule 3.18              Employee Benefit Plans
         Schedule 3.19              Labor Agreements/Grievances
         Schedule 3.21              Customs Assists
         Schedule 3.25              DRI's Business Conduct
         Schedule 3.27              Recalls
         Schedule 5.10              Estoppel Certificates
         Schedule 6(n)(ii)          Exceptions to Assignment of Intellectual Property
         Schedule 7(g)              Third Party Consents

                  ASSET PURCHASE AGREEMENT ("Agreement" ) entered into this 1st day of December, 1994, by and among LWI HOLDINGS, INC., a Delaware corporation ("Purchaser"), HANOVER DIRECT, INC., a Delaware corporation ("Hanover"), BANKERS TRUST COMPANY, a New York banking corporation ("Bank"), LEICHTUNG, INC., an Ohio corporation ("Leichtung") and DRI Industries, Inc., an Ohio corporation ("DRI", and collectively with Leichtung, "Seller").

                                R E C I T A L S

                  A. Seller is engaged in the business of mail order sales of merchandise including tools, hardware, certain furnishings such as interior design items, and other specialty products through the "Improvements" and "Leichtung Workshops" catalogs and Seller operates office, warehouse and fulfillment centers located in Solon, Ohio and Warrensville Heights, Ohio to receive and distribute inventory to be sold to its mail order customers, a telephone call center in Beachwood, Ohio and retail stores in Ohio and Michigan (all of the foregoing, collectively, the "Business").

                  B. Seller desires to sell all of the tangible assets of the Business and all of its intangible assets and other rights relating thereto, including all trademarks or trade names (including the marks or names "Improvements", "Leichtung", "Leichtung Workshops" and "Pastimes"), patents and copyrights, and the rights to the same worldwide.

                  C. Purchaser desires to purchase all assets and all such other rights related to the Business, and to assume liabilities of Seller relating thereto, on the terms and conditions as set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS
                         AND ASSUMPTION OF LIABILITIES

                  1.       Purchase and Sale of Assets.

                           1.1      Purchase of Assets. Subject to and upon
the terms and conditions of this Agreement, at the Closing (as defined in Section 2.2 hereof), Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and Purchaser shall purchase from Seller, all of the Seller's right, title and interest in and to the business, properties, assets and other claims, rights and interests of the Business, including, without limiting the generality of the foregoing:

                           (a)      all inventories of finished goods, work
in process and raw materials, owned by Seller on the Closing Date (as defined in Section 2.2 hereof), including, without limitation, those set forth on
Schedule 1.1(a)(i) hereto, and office supplies, maintenance supplies, packaging materials and similar items owned by Seller on the Closing Date, including, without limitation, those set forth on Schedule 1.1(a)(ii) hereto which schedule shall list each category which has a value in excess of $10,000 and stating the approximate value of such category, (collectively, all of the above the "Purchased Inventory");

                           (b)      subject to Section 2.5, all cash and
cash equivalents (collectively, the "Cash") and accounts, accounts receivable, notes and notes receivable (collectively, the "Accounts Receivable") owned by Seller on the Closing Date (including any security held by Seller for the payment thereof);

                           (c)      all prepaid expenses and deferred items
owned by Seller on the Closing Date except for the $2,415,655 deferred tax item and the $903,000 intercompany tax receivable as reflected on Seller's Year End Balance Sheet (as defined in Section 1.2(a)(i)), as they may both be adjusted in the ordinary course of business prior to the Closing Date (collectively, the "Purchased Prepaid Items");

                           (d)      all rights of Seller as of the Closing
Date under contracts, agreements, leases, subleases, franchises and licenses (including, without limitation, all computer program licenses) as in effect on the Closing Date (collectively, the "Purchased Contracts"), and to the extent material to the Business, as set forth on Schedule 1.1(d) hereto (the "Material Contracts") ;

                           (e)      all operating data and records of Seller
as they exist on the Closing Date including, without limitation, customer and mailing lists, mailing list derivative source data (including all customer data, computer tapes and cartridges, hard copies and the like) (collectively, the "Customer Lists"), credit information, vendor information, product information, list rental historical information, sales data and such other records and information, including, without limitation, those set forth on
Schedule 1.1(e) hereto (collectively, with the Customer Lists, the "Purchased Records");

                           (f)      all goodwill of Seller existing on the
Closing Date;

                           (g)      all motor vehicles and other rolling stock
owned by the Seller on the Closing Date, including, without limitation, those set forth on Schedule 1.1(g) hereto;

                           (h)      all machinery, equipment, tools,
fixtures (including all fixtures in leased space where Purchaser is assuming Seller's obligations under the lease, to the extent removable, and to the extent Seller has the right to remove such fixtures), maintenance, molds and furniture owned, licensed or used by Seller (whether in the United States or abroad) on the Closing Date, whether or not located at the locations set forth in Schedule 1.2(a)(vii) and whether or not reflected as capital assets in the accounting records of the Seller, including, without limitation, those assets with a value greater than $3,000 as set forth on Schedule 1.1(h) hereto (collectively, the "Fixed Assets");

                           (i)      the customer list exchange balance of
Seller with other companies and other related information, including, without limitation, as set forth on Schedule 1.1(i) hereto and existing on the Closing Date;

                           (j)      all agreements, licenses, permits,
consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by Seller necessary or incidental to the Business after the Closing Date, but only to the extent the same are transferable (collectively, the "Governmental Licenses and Permits"), including, without limitation, those set forth and described on Schedule 1.1(j) hereto, provided, however, that to the extent any Governmental Licenses and Permits are not transferable, such permits and licenses shall be noted on
Schedule 1.1(j);

                           (k)      all of Seller's right, title and interest,
in and to all intangible property rights, including, without limitation, trade secrets, proprietary programs and information, proprietary rights, patents, patent applications, patent registrations, trademarks, trademark applications, trademark registrations, symbols, service marks, logos, copyrights and registrations thereof, including, without limitation, those material rights set forth and described on Schedule 1.1(k) hereto, all films, plates, digital separations, digitized images, sketches, lay-outs, photography and similar items used by Seller in the production, lay-out and design of the catalogs used in the Business and designs and drawings owned or, where not owned, used by Seller in the Business (collectively, the "Intellectual Property");

                           (l)      all investments, joint-venture interests,
equity participations and securities (excluding the capital stock of DRI but including the capital stock of Leichtung of Michigan, Inc.) including, without limitation, those set forth on Schedule 1.1 (l) hereto; and

                           (m)      all other assets and rights that are
material or necessary to the conduct or operations of the Business.

                  All of the properties, assets and other claims, rights and interests to be sold, transferred, conveyed, assigned and delivered to Purchaser pursuant to this Section 1.1 are hereinafter collectively referred to as the "Purchased Assets."

                  1.2      Assumption of Liabilities.

                           (a)      At the Closing, Purchaser shall
execute and deliver an Instrument of Assumption of Liabilities (the "Instrument of Assumption") substantially in the form attached hereto as Exhibit A, pursuant to which Purchaser shall assume and agree to perform, pay and discharge all of the following liabilities, obligations and commitments of
Seller:

                                    (i)     all accounts payable and accrued
liabilities of Seller reflected on the balance sheet of Seller as of June 25, 1994 (the "Balance Sheet Date"), a true and correct copy of which is attached hereto as Schedule 1.2(a)(i) (the "Year End Balance Sheet"), less any payments made from the Balance Sheet Date to the Closing Date and less any accounts payable of Seller to any affiliate;

                                    (ii)    all accounts payable and accrued
liabilities of Seller incurred in the ordinary course of business from the Balance Sheet Date to the Closing Date, other than those specified on Schedule 1.2(a)(ii) hereto;

                                    (iii)   all liabilities for refunds to
customers for returned merchandise which are accepted by Seller in the ordinary course of business pursuant to Seller's existing policies from the Balance Sheet Date to the Closing Date;

                                    (iv)    all obligations and liabilities
existing with respect to any Accounts Receivable which represent property held by Seller for customers;

                                    (v)     all obligations and liabilities
arising or accruing after the Closing Date under or with respect to the Purchased Contracts, the Governmental Licenses and Permits being transferred pursuant to Section 1.1(j) hereto, or the Intellectual Property;

                                    (vi)    all obligations and liabilities
of Seller for purchase orders or purchase commitments, which are issued with Purchaser's consent or in compliance with the limitation set forth in Section 5.2(1) hereof, and unfilled special orders and back orders entered into in the ordinary course of business;

                                    (vii)   the real property leases
(including the ground lease) set forth on Schedule 1.2(a)(vii) hereto;

                                    (viii)  any payments, by way of
compensation or otherwise, to be made to Coy L. Clement ("Clement") in connection with this Agreement, and any obligations owed by Bank or Seller to Clement with respect to (A) Clement's employment with Seller, (B) Clement's ownership of Seller's capital stock, or (C) the proceeds from the sale of the Business;

                                    (ix)    the equipment leases set forth on
Schedule 1.2(a)(ix) hereto;

                                    (x)     all other liabilities, obligations
and commitments of Seller to the extent incurred in the ordinary course of business;

                                    (xi)    any  liabilities or  obligations
of Seller not in the ordinary course or not set forth on the Current Balance Sheet, to the extent such liabilities or obligations shall not exceed $50,000 in the aggregate, provided, however, that to the extent any such liability or obligation is paid for by insurance, then such amount shall not be included in the $50,000 cap;

                                    (xii)   any sales  taxes  payable  with
respect  to the sale of the  Purchased Assets to Purchaser; and

                                    (xiii)  any  litigation  against  the
Business  or  Seller,   arising  in  the ordinary course of business, except
for any litigation relating to or arising from those agreements or circumstances set forth in Section 1.2(b).

         All of the liabilities, obligations and commitments to be performed, paid or discharged pursuant to this Section 1.2(a) are hereinafter collectively referred to as the "Assumed Liabilities".

                           (b)      At the  Closing,  the  Purchaser  shall not
assume or agree to perform, pay or discharge, and Seller shall remain unconditionally liable for, all obligations, liabilities, debts, claims, causes of action, contracts or other commitments, fixed or contingent, of Seller other than the Assumed Liabilities, and Purchaser shall not have any liability whatsoever relating to any liabilities other than the Assumed Liabilities as described in Section 1.2(a) hereof. Specifically, and without limiting the generality of foregoing, Purchaser shall not have any liability or obligations with respect to:

                                    (i)     any and all trade  accounts
payable and accrued liabilities of Seller not reflected on the balance sheet of Seller as of the Balance Sheet Date or incurred other than in the ordinary course of business between the Balance Sheet Date and the Closing Date;

                                    (ii)    any and all  bank  or  other
institutional debt of Seller including interest or fees thereon, including without limitation any outstanding liability or debt to Bank or any of its affiliates, including without limitation, any obligations due and owing to the Bank under (A) that certain Credit Agreement dated as of June 10, 1987, by and between Leichtung, DRI and Bank, as amended and modified (the "Credit Agreement"), (B) the Agreement dated September 20, 1993 by and among Leichtung, DRI, the Individuals (as defined therein), the Pledgors (as defined therein) and Bank, as amended and modified (the "Restructuring Agreement"), and (C) that certain Subordinated Loan and Warrant Purchase Agreement, dated as of June 10, 1987, by and among Leichtung, DRI and the Bank, as amended and modified;

                                    (iii)  any liabilities or claims for taxes,
penalties or interest arising or accruing with respect to the Business prior to the Closing Date, or any tax liabilities arising from the transactions contemplated by this Agreement, except as provided by Section 1.2(a)(xii) hereof, including, without limitation, any potential liability relating to the $2,415,655 deferred tax item and the $903,000 intercompany tax receivable as reflected on Seller's Year End Balance Sheet;

                                    (iv)   any claims for  liabilities  of
Seller under any contracts (including consignment contracts), guarantees, obligations, agreements (including employment and consulting agreements), licenses or leases with any third parties to the extent not specifically assumed by Purchaser including, but not limited to, any claims, obligations or liabilities relating to (A) the Restructuring Agreement, (B) the Leichtung Guaranty (as defined in the Restructuring Agreement), (C) the Subordinated Loans, the Subordinated Notes, and/or the Subordination Agreement (all as defined in the Restructuring Agreement), (D) the Transaction (as defined in the Restructuring Agreement), (E) the Stockholders Pledge Agreement (as defined in the Restructuring Agreement), and (F) the Pledge and Security Agreement (as defined in the Restructuring Agreement);

                                    (v)     all past wages,  bonuses,
commissions or other compensation due to any current or former employee or consultant of Seller, any accrued pension, sick leave, vacation, medical benefits, severance pay or any other right to compensation or benefits claimed by any person in connection with his or her employment by Seller, in each case, unless reflected on the Year End Balance Sheet or incurred in the ordinary course of business from the Balance Sheet Date to the Closing Date;

                                    (vi)    any  claims,   obligations,
fines, penalties or other liabilities relating to or incurred by DRI, in each case, unless reflected on the Year End Balance Sheet or incurred in the ordinary course of business from the Balance Sheet Date to the Closing Date;

                                    (vii)   any  claims,   obligations,
fines, penalties or other liabilities relating to unclaimed property statutes or regulations;

                                    (viii)  except for the Leases (as  defined
in Section 3.9 hereto) as set forth in Schedule 1.2(a)(vii), any leases for real property between Seller and any third party, and nothing in this Agreement is intended to be or shall be construed as an assumption by Purchaser of any rights, obligations or liabilities of any kind under any such lease;

                                    (ix)    any retention  bonuses (and the
payroll costs incurred thereby) to be paid to certain officers of the Seller upon the consummation of the transactions contemplated by this Agreement (the "Retention Bonuses") all as set forth on Schedule 1.2(b)(ix); and

                                    (x)     any  liability  of Bank for its
actions as a director, shareholder or creditor of Seller, including, without limitation, as signatory to any agreements to which Bank is a party in any such capacity or any rights or causes of action which may arise therefrom;

                                   ARTICLE II
                           PURCHASE PRICE AND CLOSING

         2.       Purchase Price and Payment.

                  2.1 Purchase Price. The aggregate purchase price for the Purchased Assets, including, without limitation, all intangibles, the Customer Lists, Intellectual Property and the goodwill of the Business, shall be Eleven Million Dollars ($11,000,000) plus (i) the assumption of the Assumed Liabilities, (ii) the delivery of the items referred to in Section 2.2(b)(iv), and (iii) the payment of the outstanding balance of the Revolving Loan (as defined by the Credit Agreement), if any, due and owing to the Bank under the Credit Agreement as of the Closing Date (as defined below) (collectively, the "Purchase Price"). Purchaser shall pay, and Hanover shall provide the funds for the payment of, the cash portion of the Purchase Price and the outstanding balance, if any, of the Revolving Loan at the Closing by wire transfer of immediately available funds.

                  2.2      The Closing.

                           (a)      The  closing  of  the  transactions
contemplated under this Agreement (the "Closing") shall take place at 5:01 p.m. on January 17, 1995 (the "Closing Date"), at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, subject to extension upon mutual agreement of Purchaser and Seller. The parties further agree that, if the consent of the Individuals (as defined in Section 5.8 hereto) is obtained prior to the Closing Date, Purchaser may accelerate the Closing Date.

                           (b)      At the Closing,  (i) Bank shall,  by wire
transfer, remit to Purchaser all of the funds contained in the Bank's blocked account, (ii) Bank shall issue irrevocable instructions (in the form set forth on Exhibit B annexed hereto) to Society Bank to rescind the blocked account agreement dated August 15, 1991 and, subject to Section 2.5, to forward all funds to Purchaser's designated bank, (iii) Seller shall provide satisfactory evidence of payment of the Retention Bonuses, and (iv) Purchaser shall deliver the unconditional release and discharge of Bank and Seller by Clement in the form annexed hereto as Exhibit C which release shall include provision for the delivery by Clement to Bank of any and all stock certificates representing his equity ownership in Seller ("Clement's Release").

                  2.3 Instruments of Transfer. Seller and Bank agree that the sale and transfer of the Purchased Assets under this Agreement shall be made by bills of sale, assignments or other instruments of transfer together with all required consents, if any, as shall be appropriate to carry out the intent of this Agreement and as shall be sufficient to convey valid and marketable title to the Purchased Assets to Purchaser.

                  2.4 Further Assurances. Seller and Bank agree that, at any time and from time to time after the Closing Date, either or both of them, as the case may be, upon the request of Purchaser will do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged or delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the assigning, transferring, granting, conveying, assuring and confirming to Purchaser or for aiding and assisting in the collection of, or reducing to possession, any or all of the Purchased Assets to Purchaser as provided herein. In addition, Purchaser shall, by appropriate instruments to be executed and delivered at the Closing, agree to perform, pay or discharge, to the extent not theretofore performed, paid or discharged, all of the Assumed Liabilities.

                  2.5 Certain Reserves and Uses of Cash. Notwithstanding any other provision of this Agreement, at or prior to the Closing, Bank shall, for the benefit of Seller, withdraw from the blocked accounts referred to in
Section 2.2(b) the following:

                                    (i)     funds  sufficient  for  Seller  to
pay all wages, compensation and related taxes, withholding and other payroll related items accrued through the close of business on the Closing Date, any other items for which Seller is responsible pursuant to Section 5.9 or 5.12, all sales taxes withheld from customers in the ordinary course of business for which Seller is responsible pursuant to this Agreement, and Seller's fees and expenses in connection with this transaction, all of which, to the extent practicable, Seller shall pay (and Bank shall cause Seller to pay) from such funds at or prior to the Closing; and

                                    (ii)    to the extent  not paid at or prior
to the Closing, funds sufficient for Seller to create an adequate and appropriate escrow reserve which Seller shall retain for the payment of all wages, compensation and related taxes, withholding and other payroll related items accrued through the close of business on the Closing Date, any other items for which Seller is responsible pursuant to Section 5.9 or 5.12, all sales taxes withheld from customers in the ordinary course of business for which Seller is responsible pursuant to this Agreement, and Seller's fees and expenses in connection with this transaction, all of which Seller shall pay (and Bank shall cause Seller to pay) as soon as practicable after the Closing Date.

                  Seller shall remit, and Bank shall cause Seller to remit to Purchaser, any sums remaining in the reserve referred to in (ii) above within ten (10) days after the payment in full of the last of the items for which such reserve is established. In the event such reserve shall be inadequate for the payment in full of all of the items for which such reserve is established, Hanover shall cause Purchaser promptly to remit to Seller, upon Seller's written request accompanied by reasonable documentation supporting such request, funds sufficient to make up any shortfall, provided, however, that if such shortfall shall be due to a breach of a representation or warranty of Seller, neither Hanover nor Purchaser shall have any obligation to remit the requested amount.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF SELLER

         3. Seller's Representations and Warranties. In order to induce Purchaser and Hanover to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller makes the following representations and warranties (with such exceptions to such representations and warranties as set forth in any schedule hereto):

                  3.1 Corporate Existence and Qualification. Leichtung and DRI are corporations, each of which is duly organized, validly existing and in good standing under the laws of the State of Ohio and each is authorized and has the power, corporate and otherwise, to own or lease and operate its properties and assets and conduct its business as such business is presently conducted. Leichtung is duly qualified to do business as a foreign corporation and is in good standing in the States of Ohio and Michigan, and in every other jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of Leichtung. Leichtung has furnished Purchaser with true and complete copies of its Certificate of Incorporation and By-Laws, as amended to date and presently in effect.

                  3.2 Subsidiaries. Leichtung owns or controls, directly or indirectly, the shares of capital stock of the corporations set forth in
Schedule 1.1(l), (collectively, with DRI, the "Subsidiaries", and each, a "Subsidiary"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has the power, corporate and otherwise, to own or lease and operate its properties and assets and conduct its business as such business is presently conducted. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in such states, and in every other jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of such Subsidiary. Neither Leichtung nor any of its Subsidiaries owns or controls, directly or indirectly, any interest in any partnership, joint venture or other business enterprise. Leichtung has furnished Purchaser with true and complete copies of each Subsidiary's Certificate of Incorporation and By-Laws, each as amended to date and presently in effect.

                  3.3 Authority and Absence of Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Leichtung and DRI have been duly authorized, and no additional corporate action is required for the approval of this Agreement, which is valid and binding upon Leichtung and DRI and enforceable in accordance with its terms, subject to applicable laws regarding bankruptcy or insolvency and to principles of equity generally. Except as set forth on Schedule 3.3, the fulfillment of, and compliance by, Leichtung and DRI with the terms, conditions, and provisions hereof will not conflict with or result in a breach of any relevant laws, the terms, conditions or provisions of its respective Certificate of Incorporation or By-Laws, each as amended to date and presently in effect, or other similar instrument affecting Leichtung or DRI, or any agreement or document to which either is a party or by which any of them or any of their property or assets may be bound, or constitute (with or without the giving of notice or the passage of time, or both) a default under any such instrument, agreement or document or accelerate the maturity of or otherwise modify any obligation of Leichtung or DRI being assumed by Purchaser hereunder.

                  3.4 Title to Purchased Assets. Schedule 3.4(a) attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, charges, security interests and encumbrances of any kind affecting the Purchased Assets (collectively, the "Encumbrances"). Seller shall at the Closing Date have good, clear, record and marketable title to those Purchased Assets capable of ownership (the "Owned Assets"), and the Owned Assets and the remaining Purchased Assets (the "Other Assets") are free and clear of all Encumbrances except as set forth on Schedule 3.4(b) hereto (the "Permitted Encumbrances"). Seller shall at the time of delivery, have the full power and right to sell, assign and deliver the Purchased Assets in accordance with the terms of this Agreement. The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement shall vest valid and marketable title to the Owned Assets in the Purchaser and all of Seller's right, title and interest in and to the Other Assets in the Purchaser, free and clear of all Encumbrances, except for the Permitted Encumbrances; provided, however, that the failure of one or more Purchased Assets to vest in the Purchaser shall not result in a breach hereof if such Purchased Asset or Assets have an aggregate value of less than $25,000.

                  3.5      Financial Statements.

                           (a)      Seller has  previously  delivered to the
Purchaser its Year End Balance Sheet, and the related statements of income, shareholders' equity, retained earnings and cash flows for the fiscal year then ended (collectively, including the Year End Balance Sheet, the "Year End Financial Statements"). Seller shall, within ten (10) calendar days after November 30, 1994, deliver to Purchaser its balance sheet and the related statement of income of Seller for the five-month fiscal period ended November 30, 1994 (collectively, the "Current Financial Statements"). Seller shall, within ten (10) calendar days after December 31, 1994, deliver to Purchaser its balance sheet for the six month fiscal period ended December 31, 1994 (the "Closing Balance Sheet"). The Year End Financial Statements, the Current Financial Statements and the Closing Balance Sheet (collectively, the "Financial Statements") have been or will be prepared on a consistent basis and in accordance with Seller's past practice and have been or will be prepared in accordance with generally accepted accounting principles, ("GAAP"), and all such statements have been or will be certified to that effect by Seller's chief financial officer.

                           (b)      The Financial  Statements fairly present,
or will fairly present, as of their respective dates, the financial condition, retained earnings, assets and liabilities of Seller, on a consolidated basis, and the results of operations of the Business for the periods indicated. With respect to the sale of goods by Seller, the Financial Statements contain and reflect reserves which have been determined in a manner consistent with each other, and with Seller's past practice.

                  3.6 Absence of Undisclosed Liabilities. Except as and to the extent (i) reflected and reserved against in the Current Balance Sheet, (ii) set forth herein or on any schedule hereto, or (iii) incurred in the ordinary course of business, Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, to the best of Seller's knowledge, unasserted, or otherwise affecting the Purchased Assets.

                  3.7 Insurance. Schedule 3.7 hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Purchased Assets or the Business and of all life, health, disability and other insurance policies maintained for any of its employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1994. True, correct and complete copies of all of the Insurance Policies have been previously made available by Seller to Purchaser. The Insurance Policies are in full force and effect and are consistent with the amounts and nature which have been maintained by Seller during the past five (5) fiscal years. All premiums due on the Insurance Policies or renewals thereof have been paid and, except as set forth on Schedule 3.7 hereto, there is no default under any of the Insurance Policies. Except as set forth on Schedule 3.7 hereto, Seller has not received any notice or other communication from any issuer of the Insurance Policies since January 1, 1994 cancelling any of the Insurance Policies.

                  3.8 Inventory. The Purchased Inventory consists of items of a quality and quantity typically offered for sale or used by Seller in the ordinary course of the business conducted by Seller. The values at which such items of Purchased Inventory are carried reflect the normal inventory valuation policy of Seller of stating the Purchased Inventory in accordance with GAAP.

                  3.9      Leases.

                           (a)      Schedule 1.2(a)(vii) attached hereto sets
forth a true, correct and complete list as of the date hereof of all leases and subleases of real property, identifying separately each ground lease, to which Seller is a party (the "Leases"). True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by Seller to Purchaser. The Leases are in full force and effect and binding and enforceable against Seller and, to the best of Seller's knowledge, against each of the other parties thereto in accordance with its terms.

                           (b)      Schedule  1.2(a)(ix)  attached  hereto sets
forth a true, correct and complete list as of the date hereof of all equipment leases ("Equipment Leases"). True, correct and complete copies of the Equipment Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by Seller to Purchaser. The Equipment Leases are in full force and effect and binding and enforceable against the Seller and, to the best of Seller's knowledge, against each of the other parties thereto in accordance with its terms.

                  3.10 Tax Matters. Seller has filed all foreign, federal, state and local tax returns which are required to be filed and has paid all taxes, interests, penalties, assessments and deficiencies which have become due or which have been claimed to be due. Seller is current in the payment of all income, franchise, real estate, payroll, sales, use and withholding taxes and other employee benefits, taxes or imposts. Except as provided for in the Current Financial Statements or as set forth on Schedule 3.10 attached hereto, no deficiencies have been asserted or assessed as a result of any audit by the Internal Revenue Service or by any foreign, state or local taxing authority and no such deficiency or audit has been proposed or, to the best of Seller's knowledge, threatened.

                  3.11 Accounts Receivable. Schedule 3.11 attached hereto, as updated within the time parameters set forth in Section 3.5(a) hereof, sets forth or will set forth a true, correct and complete list of all Accounts Receivable of Seller by category, including an aging thereof for trade accounts receivable, as of the date of each Financial Statement. All Accounts Receivable arose out of the sales of inventory or services in the ordinary course of business. The reserve for doubtful accounts as set forth on any balance sheet which is a part of the Financial Statements has been or will be determined on a consistent basis and in accordance with GAAP and Seller's past practice.

                  3.12 Books and Records. The general ledgers and books of account of Seller and with respect to the Purchased Assets, and all other books and records of Seller are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable laws and regulations.

                  3.13     Contracts and Commitments.

                           (a)      Schedule 1.1(d)  attached hereto contains a
true, complete and correct list of all Material Contracts.

                           (b)      Except as set forth on Schedule 3.13(b)
attached hereto:

                                    (i)      each  Material  Contract  is a
valid and binding agreement of Seller enforceable against Seller in accordance with its terms;

                                    (ii)     Seller has  fulfilled  all
material obligations required pursuant to the Material Contracts to have been performed by Seller on its part prior to the date hereof, and Seller will fulfill, when due, all of its obligations under the Material Contracts which remain to be performed until Closing;

                                    (iii)    Seller is not in  material breach
of or default under any Material Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge encumbrance, thereunder or pursuant thereto;

                                    (iv)     to the best of Seller's
knowledge, there is no existing material breach or default by any other party to any Material Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

                                    (v)      except as set forth on Schedule
3.13(b)(v) hereto, no consent, approval or authorization by any third party is required to assign the Material Contract in connection with consummation of the transactions contemplated hereunder; and

                                    (vi)     Seller does not have any material
financial interest, direct or indirect, in any other party to any Material Contract which is material to the Business.

                  3.14 Customer Lists. The disks, cartridges and tapes to be delivered to Purchaser at Closing contain a true, correct and complete list of the customers who have actually purchased merchandise from each of the Seller's catalogs by year of last purchase and the approximate number of catalogs mailed, reported on an annual basis for each catalog separately for the periods of time that such information is reported. The complete Customer Lists shall be in readable tape format and such tapes will be delivered to Purchaser at such designated location and time (at or after the Closing) as Purchaser shall request. The Customer Lists are the only customer lists which exist and such lists are deposited with FDC, Inc., a division of Donnelley Marketing, Inc. ("FDC"), Abacus Direct Corporation ("Abacus") and Safe Site, Inc. ("Safe-Site") and with no other vendors. The Customer Lists delivered by FDC, Abacus and Safe-Site to Purchaser on Seller's behalf pursuant hereto represent all available information with respect to the subject matter hereof, and no copies will be retained by Seller, or to the best of Seller's knowledge, any agent or affiliate of Seller or any other party, as of the Closing Date.

                  3.15 Intellectual Property. Except as expressly set forth in Schedule 3.15(a) attached hereto, Seller (i) does not own or use in the operation of the Business any patents, trademarks, trade names or copyrights owned by others, nor is Seller a party to any agreement, either as licensor or licensee for the licensing of any patent, trademark, trade name, copyright or applications for any thereof, (ii) has no notice that the use by the Business of any Intellectual Property owned or used by it infringes or interferes with any rights of any others, and (iii) owns the rights to, has valid registrations with the United States Patent and Trademark Office for, and has the right to use and assign, all of the Intellectual Property listed in Schedule 1.1(k), which, together with the other Intellectual Property being transferred by Seller to Purchaser pursuant hereto, are all the rights necessary to hold in order to conduct the Business as presently conducted. Set forth on

Schedule 3.15(b) hereto are all of the agreements to which Seller, either directly or indirectly, is a party with respect to all license and royalty agreements, whether in writing or by oral understanding.

                  3.16 Litigation and Compliance with Laws. Schedule 3.16 hereto is a true, complete and accurate list and description of (i) all inquiries, investigations, actions or proceedings to the best of Seller's knowledge pending, threatened in writing, or otherwise known to Seller, against the Business or any of its assets, and (ii) all orders, writs, injunctions or decrees of any court, governmental agency or tribunal directed at the Seller or any of the Purchased Assets or Assumed Liabilities. Except as set forth in
Schedule 3.16, (i) the Business is conducted in material compliance with all applicable federal, state and local laws, regulations (including, without limitation, applicable regulations of the Federal Trade Commission, the Consumer Product Safety Commission, the U.S. Customs Service and the U.S. Food and Drug Administration), ordinances and orders pertaining thereto, and (ii) to the best of Seller's knowledge, the Business is not the subject of any inquiries or investigations, nor in default with respect to any order, written injunction, or decree, of any court, governmental agency or other tribunal.

                  3.17 Suppliers. Schedule 3.17 hereto sets forth a true, correct and complete list of the names and addresses of all of the suppliers of Seller which accounted for purchases by Seller of at least Ten Thousand Dollars ($10,000) per supplier for the fiscal year ended June 30, 1994. None of such suppliers has notified Seller that it intends to discontinue its relationship with Seller and Seller has no knowledge or reason to believe that any supplier would discontinue its relationship with Seller or with Purchaser upon the completion of the transactions contemplated by this Agreement. Seller does not have any material financial interest, direct or indirect, in any material supplier or customer.

                  3.18     Employee Benefits.
                           (a)      Schedule 3.18 hereto sets forth a list
which identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each written, and to the best of Seller's knowledge, other than written, employment agreement, compensation agreement, bonus, commission or similar arrangement and fringe benefit arrangement which is maintained, administered or contributed to by Seller and covers any employee or former employee of Seller or under which Seller has any liability. Copies (or, if not in writing, detailed summaries) of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been delivered to Purchaser together with (to the extent existing) (i) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan, and (ii) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans."

                           (b)      Except as specified on Schedule  3.18
hereto, no Employee Plan constitutes a "multiemployer plan" as defined in
Section 3(37) of ERISA (a "Multiemployer Plan"), no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code") and no Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. To the best of Seller's knowledge, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make Seller, or any officer or director thereof, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code.

                           (c)      Seller has no  projected  liability in
respect of post-retirement health life and medical benefits for retired employees of Seller. Other than provisions of applicable law, to the best of Seller's knowledge, no condition exists that would prevent Seller from terminating any Employee Plan.

                  3.19 Employee Relations. Seller has complied in all material respects with the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, and all other applicable federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrearages in the payment of wages or social security taxes. Except as set forth on Schedule
3.19 hereto:

                           (a)      Seller  is not  and was not a party  to
any collective bargaining agreements applicable to its current or former employees and none of the employees of Seller is represented by any labor union;

                           (b)      There is no unfair labor practice
complaint against Seller, or, to the best of Seller's knowledge, pending before the National Labor Relations Board or any state or local agency;

                           (c)      There is no pending labor strike, dispute,
disturbance or other material labor activity affecting Seller (including, without limitation, any organizational drive);

                           (d)      To the  best of  Seller's  knowledge,  there
is no material labor grievance pending against Seller;

                           (e)      There  are no  pending  arbitration
proceedings arising out of or under any collective bargaining agreement to which Seller is a party, or to the best knowledge of Seller, any basis for which a claim may be made under any collective bargaining agreement to which Seller is a party;
                           (f)      Certain  information  relating  to  all of
Seller's employees including the salary, job description, benefits and number of years employed, all of which is true, correct and complete has previously been made available by Seller to Purchaser; and

                           (g)      For purposes of this Section 3.19, the term
"employee" shall also be construed to include (i) sales agents (whether in the United States or abroad), (ii) telemarketers, (iii) graphic designers, photographers or other artists who spend a majority of their time working on Seller's Business, if any, and (iv) seasonal employees.

                  3.20 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the Balance Sheet Date, (i) Seller has not permitted Bank to apply, and Bank has not applied, any funds from each of the Bank's and Society Bank's blocked accounts (collectively, the "Blocked Account") to any of Seller's obligations to Bank except for (A) the payment of interest in the ordinary course of business under the Credit Agreement, (B) the payment of the Revolving Loan balance, (C) the payment of Seller's fees and expenses in connection with this transaction, or (D) the retention by Seller of the reserve and payments described in Section 2.5, provided, however, that with respect to
(A), (B), (C) and (D) above, after the date hereof, Seller agrees to notify Purchaser in writing within five (5) business days of each such occurrence, (ii) Seller has not entered into any transaction which is not in the usual and ordinary course of business, and (iii) without limiting the generality of the foregoing, Seller has not:

                           (a)      incurred any material obligation or
liability for borrowed money;

                           (b)      made any payments on any  outstanding
indebtedness to Bank except as otherwise permitted hereby;

                           (c)      discharged  or satisfied  any lien or
encumbrance or paid any obligation or liability other than in the ordinary course of business or the Permitted Encumbrances;

                           (d)      mortgaged,  pledged or subjected to lien,
charge or other encumbrance any of the Purchased Assets except the Permitted Encumbrances;

                           (e)      sold or  purchased,  assigned  or
transferred any of its tangible assets or cancelled any debts or claims, except for transactions in the ordinary course of business;

                           (f)      made any material  amendment to or
termination of any Material Contract or done any act or omitted to do any act which would cause the breach of any Material Contract;

                           (g)      made any  changes in  compensation  of its
officers or directors (other than agreeing to pay the Retention Bonuses) or, other than in the ordinary course of business, any changes in compensation of its employees;

                           (h)      authorized  or issued  recall  notices for
any of its products or initiated any safety investigations;

                           (i)      entered into any purchase contract outside
of the ordinary course of business;

                           (j)      received   written  notice  of  any
litigation, warranty claim, trademark infringement claim or products liability claim;

                           (k)      made any material change in its business
practices or its accounting practices relating thereto;

                           (l)      suffered any  material  adverse
relationships or conditions with vendors or customers which would, or to the best of Seller's knowledge, may have a material adverse effect on the financial condition or operations of the Business or the Purchased Assets; or

                           (m)      made any dispositions or abandonment of any
of Seller's Intellectual Property necessary to the conduct of the Business.

                  3.21 Customs. All goods imported into the United States or any other country by Seller ("Imported Goods") have been properly valued and classified in accordance with applicable tariff laws, rules and regulations and all proper duties, tariffs or excise taxes have been paid with respect to the Imported Goods, no penalties have been assessed, asserted or claimed with respect to any Imported Goods, and no written inquiries relating thereto have been received. All Imported Goods have been properly marked as to country of origin, content and material. Seller has filed with the U.S. Customs Services all required buying agency agreements, as applicable, with respect to Imported Goods. Except as set forth on Schedule 3.21, Seller has not delivered to any agents, suppliers or vendors any tools, equipment, molds, additional products or other assistance (collectively, the "Assists") which would be considered a dutiable assist. Schedule 3.21 sets forth a true, complete and correct list of all Assists.

                  3.22 Environmental and Safety Matters. Seller's operation of the Purchased Assets has been in material compliance with, and Seller has complied in all material respects with all, and is not in material violations of any, applicable United States federal, state and local laws, ordinances, regulations and orders relating to environmental matters, including, but not limited to, matters related to air pollution, water pollution, noise control, on-site or off-site hazardous substance (as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and including any other dangerous waste) handling, discharge, disposal or recovery, toxic or hazardous substances or materials (whether products or waste), asbestos, PCBs, employee safety, and transportation or shipping safety and no written notice of violation of any such statutes, laws, ordinances, regulations and orders with respect thereto has been received by Seller and no unwritten notice is known to officers of the Seller to have been given, nor is any such notice threatened in writing. Seller has obtained all material environmental permits, temporary and otherwise, required for the lawful operation of the Business and all such permits are in full force and effect and Seller has no reason to believe that any such permits will be revoked, lapsed, or otherwise subject to modification.

                  3.23 Certain Payments. In connection with the Business, Seller has not and no person, to the best of Seller's knowledge, directly or indirectly on behalf of Seller has (i) made or received any payment that was not legal to make or receive; (ii) engaged in any transaction or make or receive any payment that was not properly recorded in Seller's books; or
(iii) created or used any "off-book" account or fund.

                  3.24 Disclosure. No representation or warranty by the Seller in this Agreement or in any exhibit hereto, or in any list, statement, document or information set forth in or attached to any schedule delivered or to be delivered pursuant to this Agreement, except for schedules delivered pursuant to Section 6(1) hereof, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

                  3.25 DRI. As of the date of hereof and from the date hereof until the Closing, DRI has not and shall not conduct any business except as set forth on Schedule 3.25 attached hereto.

                  3.26 Survival of Representations. Each representation and warranty of the Seller set forth in this Agreement shall survive for a period of sixteen months from the Closing Date except that the representations and warranties contained in Sections 3.10, 3.18 and 3.19 hereof shall survive for a period of sixteen months from the Closing Date or the applicable statue of limitations, whichever shall be longer, and the representations and warranties contained in Section 3.22 shall survive for a period of six (6) years from the Closing Date or the applicable statute of limitations, whichever shall be shorter . Each representation and warranty shall be true and correct on and as of the Closing Date as though such representation and warranty was made again on and as of such time.

                  3.27 Recalls. Except as set forth on Schedule 3.27 hereto, Seller has made no product recalls during the last three (3) years.

                                 ARTICLE III-A

                     REPRESENTATIONS AND WARRANTIES OF BANK

         3A.      Bank's  Representations  and Warranties.  In order to induce
Purchaser and Hanover to enter into this Agreement and to consummate the transactions contemplated hereunder, Bank makes the following representations and warranties:

                  3A.1     Corporate Existence and Qualification. Bank is a
banking corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is authorized and has the power, corporate and otherwise, to own or lease and operate its properties and assets and conduct its business as such business is presently conducted.

                  3A.2     Authority and Absence of Conflict. The execution and
delivery of this Agreement and the consummation of the transactions contemplated hereby by Bank have been duly authorized, and no additional corporate action is required for the approval of this Agreement, which is valid and binding upon Bank and enforceable in accordance with its terms, subject to applicable laws regarding bankruptcy or insolvency and to principles of equity generally. The fulfillment of, and compliance by Bank with the terms, conditions, and provisions hereof will not conflict with or result in a breach of any relevant laws, the terms, conditions or provisions of its Certificate of Incorporation or By-Laws, each as amended to date and presently in effect, or other similar instrument affecting Bank, or cause a default under any agreement or document to which the Bank is a party, or by which it or any of its property or assets may be bound, which default would give any party to such agreement or document rights against the Purchaser or Purchased Assets.

                  3A.3     Title to Purchased Assets. Except as may stem from
Bank's status as a shareholder and creditor of Seller, Bank has no ownership or other right, title or interest in and to any of the Purchased Assets being transferred to Purchaser pursuant hereto.

                  3A.4     Tax Matters. Bank has filed or will file when due,
and has paid or will pay when due, all consolidated tax returns required to be filed and paid and will include Seller therein to the extent required by applicable law.

                  3A.5     Absence of Certain Changes or Events. Except as
contemplated by this Agreement, since the Balance Sheet Date, Seller has not permitted Bank to apply, and Bank has not applied, any funds from each of the Blocked Accounts to any of Seller's obligations to Bank except for (A) the payment of interest in the ordinary course of business under the Credit Agreement, (B) the payment of the Revolving Loan balance, (C) the payment of Seller's fees and expenses in connection with this transaction, or (D) the retention by Seller of the reserve and payments described in Section 2.5, provided, however, that, with respect to (A), (B), (C) and (D) above, after the date hereof, Bank agrees to cause Seller to notify Purchaser in writing within five (5) business days of each such occurrence.

                  3A.6     Disclosure. No representation or warranty by Bank
in this Agreement or in any exhibit hereto, or in any list, statement, document or information set forth in or attached to any schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

                  3A.7     Survival of Representations. Each representation and
warranty of the Bank set forth in this Agreement shall survive for a period of sixteen months from the Closing Date except that the representations and warranties contained in Sections 3A.4 hereof shall survive for a period of sixteen months from the Closing Date or the applicable statue of limitations, whichever shall be longer. Each representation and warranty shall be true and correct on and as of the Closing as though such representation and warranty was made again on and as of such time.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HANOVER

         4.       Purchaser's  and Hanover's  Representations  and
Warranties. In order to induce Seller and Bank to enter into this Agreement and consummate the transactions contemplated hereunder, Purchaser and Hanover, severally and jointly, hereby make the following representations and warranties:

                  4.1 Corporate Existence and Qualification. Each of Purchaser and Hanover is a corporation duly organized and validly existing and in good standing under the laws of its state of incorporation, and each is authorized and has the power, corporate and otherwise, to own or lease and operate its respective properties and conduct its business as such are operated or conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which the failure to qualify would have a material adverse affect on the operations or financial condition of Purchaser. Purchaser has furnished to Seller true and complete copies of its Certificate of Incorporation and By-Laws, as amended to date and presently in effect.

                  4.2 Authority and Absence of Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Purchaser and Hanover have been duly authorized, and no additional corporate action is required for the approval of this Agreement, which is valid and binding upon Purchaser and Hanover and enforceable in accordance with its terms, subject to applicable laws regarding bankruptcy or insolvency and to principles of equity generally. The fulfillment of and compliance by Purchaser and Hanover with the terms, conditions, and provisions hereof will not conflict with or result in a breach of any relevant laws, the terms, conditions or provisions of its Certificate of Incorporation or By-Laws, each as amended to date and presently in effect, or other similar instrument affecting Purchaser or Hanover or any agreement or document to which the Purchaser or Hanover is a party or by which it or any of its property or assets may be bound, or constitute (with or without the giving of notice or the passage of time, or both) a default under any such instrument, agreement or document or accelerate the maturity of or otherwise modify any obligation of Purchaser or Hanover.

                  4.3      Authority. Purchaser has the full power and right to
(i) execute and deliver this Agreement and any other agreement or document contemplated hereby and consummate the transactions contemplated thereby, (ii) purchase or otherwise acquire the Purchased Assets and (iii) assume the Assumed Liabilities in accordance with the terms of this Agreement.

                  4.4 Disclosure. No representation or warranty by Purchaser or Hanover in this Agreement or in any exhibit hereto, or in any list, statement, document or information set forth in or attached to any schedule delivered or to be delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

                  4.5 Survival of Representations. Each representation and warranty of Purchaser and Hanover set forth in this Agreement shall survive for a period of sixteen months from the Closing Date. Each representation and warranty shall be true and correct on and as of the Closing as though such representation and warranty was made again on and as of such time.

                  4.6 Seller's Representations. To the best of Purchaser's and Hanover's knowledge, based solely upon the certificate of Clement attached hereto as Exhibit D, the representations and warranties of Seller in this Agreement and in the exhibits and schedules hereto or delivered pursuant hereto would not, if made on and as of June 25, 1994, contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained therein not misleading.

                                   ARTICLE V

                    PRE-CLOSING COVENANTS OF SELLER AND BANK

         5.       Pre-Closing Covenants of Seller and Bank.
                  From and after the date hereof and until the Closing Date:

                  5.1 Conduct of Business. Seller shall carry on, and Bank shall cause Seller to carry on, the Business substantially in the same manner as is currently being conducted, including substantial compliance with all material governmental rules and regulations and maintenance and renewal of all governmental licenses and permits and shall not make or institute any unusual or new business practices (which vary from Seller's ordinary course of business) of purchase, sale, shipment or delivery, lease management, accounting or operation, shall not ship or deliver any quantity of merchandise in excess of normal shipment or delivery levels, except as agreed to in writing by Purchaser. All of the property of Seller shall be used, operated, repaired and maintained in a normal business manner consistent with past practice. Seller shall conduct, and Bank shall cause Seller to conduct, the Business in accordance with Seller's fiscal year 1995 business plan previously delivered by Seller to Bank and dated July 14, 1994, as reforecast on November 30, 1994 (collectively, the "Business Plan"), a true and correct copy of which is attached hereto as Exhibit C. Seller represents and warrants that the Seller is executing all of the material operative steps as set forth in the Business Plan. Purchaser and Hanover hereby agree that the Business Plan shall not be deemed a guarantee of the results or performance set forth therein.

                  5.2 Absence of Material Changes. Without the prior written consent of Purchaser, Seller shall not:

                           (a)      take any action to amend its Certificate of
Incorporation or By-laws;

                           (b)      issue any stock, bonds or other corporate
securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities;

                           (c)      incur any obligation or liability
(absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business;

                           (d)      declare or make any payment or distribution
to its shareholders with respect to their stock or purchase or redeem any shares of its capital stock;

                           (e)      mortgage, pledge, or subject to any lien,
charge or any other encumbrance any of the Purchased Assets except for Permitted Encumbrances;

                           (f)      sell, assign or transfer any of the
Purchased Assets, except in the ordinary course of business;

                           (g)      make any payments on any outstanding
indebtedness to Bank, except as contemplated by Section 3.20(b) hereof;

                           (h)      cancel any material debts or claims, except
in the ordinary course of business;

                           (i)      merge or consolidate with or into any
corporation or other entity;

                           (j)      waive any rights of material value relating
to the Purchased Contracts;

                           (k)      materially modify, amend, alter or
terminate any of the Material Contracts, or take or permit any act or omission constituting a breach or default under any such Material Contract;

                           (l)      place any new purchase orders for Purchased
Inventory which exceed One Hundred Thousand Dollars ($100,000) or which are other than in the ordinary course of business;

                           (m)      fail to (i) preserve the possession and
control of the Purchased Assets and Business, (ii) use its best efforts to preserve the goodwill of its customers, suppliers, agents and others having business relations with it, or (iii) use its best efforts to keep and preserve the Business until the Closing Date, in each case within the ordinary course of business, recognizing that it is the intention of the parties that sufficient quantities of Purchased Inventory shall continue to be ordered to maintain the Business as an ongoing business following the Closing as contemplated by the Business Plan;

                           (n)      fail to materially maintain its books,
accounts and records in the customary manner and in the ordinary and regular course of business and maintain in accordance with past practice its business premises, fixtures, machinery, furniture and equipment;

                           (o)      enter into any leases, contracts,
agreements or understandings other than those entered into in the ordinary course of business; or

                           (p)      reduce the coverage amounts with respect to
any Insurance Policies.

                  5.3 Taxes. Seller shall, on a timely basis, file all tax returns and pay any and all taxes which shall become due or shall have accrued
(i) on account of the operation of the Business or the ownership of the Purchased Assets on or prior to the Closing Date or (ii) on account of the sale to Purchaser of the Purchased Assets by Seller, except with regard to sales taxes related to such sale, which shall be the obligation of Purchaser. Bank agrees to cause the timely filing of all such returns and payment of all such taxes.

                  5.4 Communication with Customers and Suppliers. Seller shall accept customer orders, and subject to Section 5.2(l) hereof, place purchase orders for Purchased Inventory with suppliers in the ordinary course of business consistent with past practice for all Purchased Inventory offered by Seller but expected to be shipped or sold by Purchaser after the Closing Date. Seller shall cooperate with Purchaser in communication with suppliers and customers to accomplish the transfer of the Purchased Assets to Purchaser on the Closing Date. At all times prior to the Closing, Seller shall inform Purchaser if any supplier listed in Schedule 3.17 has notified Seller of its intention to discontinue its relationship with Seller, provided, however, Seller's failure to inform Purchaser shall not be a basis for termination of this Agreement unless such failure to inform or loss has a material adverse effect on the Business.

                  5.5 Compliance with Laws. Seller shall comply in all material respects with all laws and regulations which are applicable to it, its ownership of the Purchased Assets or to the conduct of the Business and will perform and comply in all material respects with the Purchased Contracts.

                  5.6 Continued Truth of Representations and Warranties. Seller and Bank will not take any actions which would result in any of the representations, warranties, covenants and agreements set forth in this Agreement to be untrue, incorrect or unsatisfied in any material respect at any time.

                  5.7 Continuing Obligation to Inform. From time to time prior to Closing, Seller and Bank shall promptly deliver or cause to be delivered to Purchaser supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

                  5.8 Exclusive Dealing. Seller and Bank will not, directly or indirectly, through any officer, director, agent or otherwise
(a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Purchased Assets, or any equity interest in Seller or any equity investment, merger, consolidation or business combination with Seller, or
(b) participate or authorize, directly or indirectly, any other person to participate in any negotiations with third parties regarding any of the foregoing, provided, however, that the notice or any information given to or negotiations or dealings with Andrew N. Heine, Spencer M. Partrich, and Mickey Shapiro (collectively, the "Individuals") in connection with such Individuals' right of first refusal as set forth in the Restructuring Agreement shall not be considered to be a violation of this Agreement. In addition, Seller and Bank shall be entitled to provide any of the Individuals with a copy of this Agreement provided that any such Individual is subject to a confidentiality agreement which requires such Individuals to maintain the confidentiality of this transaction in accordance with Article X hereof prior to such Individuals' receipt of this Agreement.

                  5.9 Employees. Subject to Section 2.5, Seller shall be solely responsible for payment of all compensation, payroll and unemployment taxes, and other costs payable to, or accrued in respect of, all of Seller's employees up to and including the Closing Date and payment of the Retention Bonuses (collectively, the "Employee Obligations"). Bank shall cause Seller to comply with this Section 5.9.

                  5.10 Estoppel Certificates. Prior to Closing, Seller shall obtain estoppel certificates from each contracting party to a Material Contract set forth on Schedule 5.10, and from each lessor under a Lease, consenting to the assumption of such contracts and leases by Purchaser and acknowledging that there are no outstanding claims against Seller or Bank under such leases.

                  5.11 Information to Purchaser. Prior to Closing, Seller shall inform Purchaser if it has suffered any losses after the date hereof, whether insured or uninsured, and whether or not in control of Seller, in excess of Ten Thousand Dollars ($10,000) in the aggregate, or waived any rights of any value.

                  5.12 Break-Up Fee. In the event that Seller or Bank accepts any Individual's exercise of the right of first refusal under the Restructuring Agreement, Seller shall pay to Purchaser One Hundred Thousand Dollars ($100,000)(the "Break-Up Fee") as hereinafter provided. Within five
(5) days of such acceptance, the Break-Up Fee shall be placed into escrow at Bank by Seller and such Break-Up Fee will automatically be released to Purchaser upon the earliest of (i) the consummation of the sale of the stock or assets of Seller to any Individual, (ii) March 1, 1995, or (iii) forty-two
(42) days after receipt by the Bank of any Individual's exercise of the right of first refusal under the Restructuring Agreement. The Bank and Seller agree to accept or reject any proposed exercise of the right of first refusal from any Individual within seven (7) days from the date of the receipt by Bank of such notice of exercise of the right of first refusal by such Individual. It is understood and agreed that the payment of the Break-Up Fee shall be the sole and exclusive remedy of Purchaser and Hanover for such sale to the Individual(s) pursuant to the terms of the Restructuring Agreement. This Section 5.12 shall not expire upon any termination of this Agreement. Notwithstanding anything herein to the contrary, in the event that the sale of the Purchased Assets to Purchaser between the parties hereto is consummated, the Break-Up Fee shall not be payable to Purchaser.

                  5.13 Notification of Sale to the Individuals. Seller and Bank shall promptly notify Purchaser of any objection to the completion of the transactions contemplated hereunder made to Seller, Bank or any of their representatives by the Individuals, in writing or, if other than in writing, shall use their reasonable business efforts to notify Purchaser promptly.

                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         6.       Conditions to Obligations of Purchaser.

         The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the conditions that, at or before the Closing Date:

                           (a)      All the terms, covenants and  conditions
of this Agreement to be complied with and performed by Seller and Bank on or before the Closing Date shall have been duly complied with and performed in all material respects;

                           (b)      The  representations and warranties made
by Seller and Bank herein shall be correct in all material respects, as of the Closing Date, with the same force and effect as though such representations and warranties had been made as of the Closing Date;

                           (c)      The  Boards of Directors and shareholders
of Seller shall have voted to authorize this Agreement and the transactions herein contemplated and the Secretary of Seller shall have delivered to Purchaser a certified copy of the resolutions of its Boards of Directors and shareholders to such effect;

                           (d)      The property, business, operations or
prospects of the Seller shall not have been materially adversely affected in any manner, the determination of such material adverse change to be in the Purchaser's sole reasonable discretion exercised in good faith in a commercially reasonable manner in accordance with Hanover's current business practices;

                           (e)      Seller shall have  delivered to Purchaser
a certificate executed by Seller's Chief Financial Officer, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6(a), 6(b) and 6(c) have been satisfied (but only with respect to Seller's representations, warranties and covenants);

                           (f)      Bank shall have delivered to Purchaser a
certificate executed by a Managing Director of Bank, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6(a) and 6(b) have been satisfied (but only with respect to Bank's representations, warranties and covenants);

                           (g)      Purchaser shall have received an
opinion of Latham & Watkins, counsel to Seller (or such other counsel as shall be reasonably satisfactory to Purchaser), dated the Closing Date, in form and substance reasonably satisfactory to Purchaser;

                           (h)      All corporate and other proceedings
required to be taken on the part of Seller and Bank to authorize or carry out this Agreement shall have been taken;

                           (i)      Seller and Bank shall have obtained all
consents or approvals of all third parties set forth in Schedule 5.10 hereto in order for Seller and Bank to consummate the transactions contemplated by this Agreement;

                           (j)      No action by any third party (other than by
the Individuals) shall have been made which would materially interfere with the Purchaser's conduct of the Business;

                           (k)      Except for the Permitted Encumbrances, at
the Closing, Purchaser shall receive good, clear, record and marketable title to the Purchased Assets, free and clear of all liens, liabilities, security interests and encumbrances of any nature whatsoever;

                           (l)      Seller will use its reasonable efforts to
provide Purchaser with a list and amount (which list shall be prepared to the best of the Seller's knowledge), as of the close of business on January 13, 1995, of

                                    (1)     the Purchased Inventory (by
classification);

                                    (2)     a summary of the Accounts
Receivable, including an aging of trade receivables;

                                    (3)     open purchase orders;

                                    (4)      the Purchased Contracts;

                                    (5)      the Fixed Assets;

                                    (6)      accounts payable; and

                                    (7)      accrued expenses.

                           (m)      Seller shall have delivered to Purchaser a
Phase I environmenal study which shall not reflect a material adverse environmental condition as determined by Purchaser in its sole discretion exercised in good faith in a commercially reasonable manner;

                           (n)      Purchaser shall have received at or prior to
the Closing each of the following documents:

                                    (i)      a bill of sale substantially in the
form attached hereto as  Exhibit F;

                                    (ii)     assignments of all Intellectual
Property, except as set forth on Schedule 6(n)(ii) attached hereto, in such forms as are satisfactory to Purchaser, which shall include original certificates of registration (whether United States or foreign);

                                    (iii)    such other instruments of
conveyance, assignment, sublease, sublicense and transfer, in form and substance satisfactory to Purchaser, as shall be appropriate to convey, transfer and assign to, and to vest in Purchaser, good, clear, record and marketable title to the Purchased Assets;

                                    (iv)     copies of such contracts, files and
other data and documents pertaining to the Purchased Assets or the Business, in addition to the Purchased Records, as the Purchaser may reasonably request;

                                    (v)      a certificate of the Secretary of
State of the States of Ohio and Minnesota as to the legal existence and good standing (including tax) of Leichtung and DRI in Ohio and Minnesota, respectively;

                                    (vi)     a certificate of good standing of
Leichtung as a foreign corporation in the State of Michigan;

                                    (vii)    a certificate of the Secretary of
Seller attesting to the incumbency of the Seller's officers, the authenticity of the resolutions authorizing the transactions contemplated by the Agreement, and the authenticity and continuing validity of the charter documents delivered pursuant to Section 3.1;

                                    (viii)   a certificate of an authorized
officer of the Bank attesting to the incumbency and authority of the Bank's signatory(ies) hereto;

                                    (ix)     any estoppel certificates obtained
by Seller pursuant to Section 5.10 hereof;

                                    (x)      a list of all employees of Seller
and certain information relating thereto;

                                    (xi)     a cross-receipt executed by
Purchaser and Seller;

                                    (xii)    UCC-3 termination statements
executed by Bank terminating all currently effective financing statements held by Bank on the assets of Seller; and

                                    (xiii)   such other documents, instruments
or certificates as Purchaser may reasonably request; and

                           (o)      Seller will use its reasonable efforts to
cooperate with Purchaser in its undertaking of a physical inspection of the inventory during the 72 hours prior to the Closing;

                           (p)      On or before December 15, 1994, Seller shall
have delivered to Purchaser a true and materially complete and correct list of all Intellectual Property owned or used by Seller;

                           (q)      Seller shall deliver to Purchaser executed
instruction letters to FDC, Abacus, R.R. Donnelley & Company and Safe-Site (collectively, the "Managers") instructing the Managers that Purchaser is the new owner of all Customer Lists, Records, Intellectual Property and other assets as may be kept at the Managers' locations; and

                           (r)      All proceedings taken by Seller and all
instruments executed and delivered by Seller on or prior to the Closing Date in connection with the transactions herein contemplated shall be approved as to both form and substance by counsel for Purchaser, which approval shall not be unreasonably withheld.

                                  ARTICLE VII
                       CONDITIONS TO OBLIGATION OF SELLER

         7.       Conditions to Obligations of Seller.

                  The obligations of Seller under this Agreement are, at the option of Seller, subject to the conditions that, at or before the Closing
Date:
                           (a)      All the terms, covenants and conditions of
this Agreement to be complied with and performed by Purchaser and Hanover on or before the Closing Date shall have been duly complied with and performed in all material respects;

                           (b)      The representations and warranties made by
Purchaser and Hanover herein shall be correct in all material respects, as of the Closing Date, with the same force and effect as though such representations and warranties had been made as of the Closing Date;

                           (c)      The Boards of Directors of Purchaser and
Hanover shall have voted to authorize this Agreement and the transactions herein contemplated and the Secretary of Purchaser shall have delivered a certified copy of the resolutions of the Board of Directors to such effect;

                           (d)      Purchaser and Hanover shall have delivered
to Seller a certificate executed by Purchaser's and Hanover's Executive Vice President, respectively, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7(a), 7(b) and 7(c) have been satisfied;

                           (e)      Seller shall have received an opinion of the
Executive Vice President and General Counsel to Purchaser and Hanover, in form and substance reasonably satisfactory to Seller;

                           (f)      All corporate and other proceedings required
to be taken on the part of Purchaser and Hanover to authorize or carry out this Agreement shall have been taken;

                           (g)      Purchaser and Hanover shall have obtained
all consents or approvals of the third parties set forth in Schedule 7(g) hereto in order for Purchaser to consummate the transactions contemplated by this Agreement;

                           (h)      Seller shall have received each of the
following:

                                    (1)      a certificate of each of the
Secretary of Purchaser and Hanover attesting to the incumbency of Purchaser's and Hanover's officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

                                    (2)      the Instrument of Assumption of
Liabilities (as set forth on Exhibit A) executed by Purchaser and accepted by Seller;

                                    (3)      payment of the cash portion of the
Purchase Price;

                                    (4)      cross-receipt executed by Purchaser
and Seller;

                                    (5)      payment of the outstanding balance
of the Revolving Loan, if any; and

                                    (6)      such other documents, instruments
or certificates as Seller may reasonably request.

                           (i)      All proceedings taken by Purchaser and
Hanover and all instruments executed and delivered by Purchaser and Hanover on or prior to the Closing Date in connection with the transactions herein contemplated shall be approved as to form and substance by counsel for Seller, which approval shall not be unreasonably withheld; and

                           (j)      Bank shall have received from Clement, on or
prior to the Closing (i) his consent, acknowledgement and agreement to this Agreement, (ii) his release and discharge of Bank and Seller from any claims Clement may have, ever had or now has against Bank and Seller, directly or indirectly arising out of or in any way relating to his employment by Seller, his ownership of stock of Seller, this Agreement and the transactions contemplated hereby, and (iii) his stock certificate(s) evidencing his ownership of stock of Seller. Hanover agrees to cause Clement to deliver the documents referred to herein.

                                  ARTICLE VIII
                    CONDITIONS TO OBLIGATIONS OF EACH PARTY

         8.       Conditions to Obligations of Each Party.

                  The respective obligations of Seller, Bank, Purchaser and Hanover hereunder are subject to the fulfillment, on and as of the Closing Date, of each of the following conditions:

                  8.1 Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated, entered or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the consummation of the transactions contemplated hereby (each party agreeing to use its reasonable best efforts to have any such order, decree or injunction lifted). No action or proceeding by or before any court or other governmental body shall have been instituted or threatened in writing by any governmental body whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might materially interfere with Purchaser's ability to own or use the Purchased Assets or conduct the Business after the Closing.

                  8.2 Governmental Authorizations. There shall have been obtained any and all governmental authorizations, permits, and approvals of any governmental body or agency, that may reasonably be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with applicable laws.

                  8.3 Cooperation. The parties hereto agree to cooperate with each other and use their reasonable best efforts to satisfy all of the conditions to Closing as promptly as practicable and, in any event, by no later than January 17, 1995.

                                   ARTICLE IX
                                INDEMNIFICATION

          9.      Indemnification.

                  9.1 Survival of Representations and Warranties. Purchaser and Hanover and Seller and Bank agree that their respective representations and warranties contained in this Agreement shall survive for a period of sixteen months from the Closing Date, except that the representations and warranties contained in Sections 3.10, 3.18, 3.19 and 3A.4 hereof shall survive for a period of sixteen months from the Closing Date or the applicable statute of limitations, whichever shall be longer, and the representations and warranties contained in Section 3.22 shall survive for a period of six (6) years from the Closing Date or the applicable statute of limitations, whichever shall be shorter (the applicable period of survival of any representation or warranty being referred to herein as the "Limitation Period"). No claim shall be made by any party for breach of any representation or warranty unless (i) pursuant to the indemnification provisions set forth in this Article IX and
(ii) notice thereof is given prior to the end of the applicable Limitation Period. Bank and Seller shall be liable for the accuracy of any representation or warranty made by either of them and contained in this Agreement and/or any exhibit, schedule or certificate provided for herein. Hanover and Purchaser shall be liable for the accuracy of any representation or warranty made by either of them and contained in this Agreement and/or any exhibit, schedule or certificate provided for herein.

                  9.2 Indemnification by Seller and Bank. Seller and Bank, jointly and severally, agree to save, defend and indemnify Purchaser and Hanover and their respective officers, directors, employees, affiliates, agents, representatives, principals and associates (individually, a "Purchaser Indemnitee" and collectively, the "Purchaser Indemnitees") against, and hold each of them harmless from, any and all Damages (as defined in Section 13.13), arising from or on account of (i) subject to Section 9.1, any breach of any representation, warranty or covenant by Seller or Bank contained in this Agreement, or any material misrepresentation by Seller or Bank in any exhibit, schedule or certificate provided for herein, (ii) any employment action asserted by any current or former employee of Seller (except with respect to any employment action by Clement) against Purchaser or Hanover including, without limitation, any claims for lost wages or benefits (including severance pay), wrongful termination, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress or employment discrimination, resulting from or arising out of the employment or the termination of employment of such employee by Seller, (iii) any litigation against the Seller or the Business arising prior to the Closing and not in the ordinary course of business unless set forth in Schedule 3.16 hereto, (iv) any sales tax (other than sales taxes payable, if any, with respect to the sale of the Purchased Assets to Purchaser, which shall be Purchaser's responsibility) or other taxes, penalties or interest, fixed or contingent or, in each case, now due or hereafter arising which are attributable to Seller's operation of the Business prior to Closing, (v) any of Bank's actions as a director, shareholder or creditor of Seller, including, without limitation, as signatory to any agreements to which Bank is a party in any such capacity or any rights or causes of action which may arise therefrom, (vi) the intercompany receivable and deferred tax item retained by Seller as contemplated by Section 1.1(c), or (vii) any liability arising out of any provision of the consolidated return regulations which is imposed upon Purchaser or Hanover for periods prior to the Closing based upon taxes owed by any member of Bank's consolidated return group (including, with regard to all of the foregoing, without limitation, reasonable counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) except as such claims shall arise from the fraudulent acts or fraudulent omissions of Purchaser. Any claim for indemnification pursuant to this Section 9.2 shall be made in accordance with the procedures set forth in Sections 9.4 hereof. Except as set forth in this Article IX, the indemnification obligations of Bank and Seller set forth herein shall not be effective until such time as Purchaser or Hanover in the aggregate has incurred, or received a claim in the excess of, Damages in excess of $100,000 (the "Threshold"), at which time, Seller and Bank, jointly and severally, shall be responsible for payment to Purchaser and Hanover of all such amounts in excess of $50,000. In no event shall Seller's and Bank's indemnification obligation exceed, in the aggregate, the amount of the cash portion of the Purchase Price.

                  9.3 Indemnification by Purchaser and Hanover. Purchaser and Hanover, jointly and severally, agree to save, defend and indemnify Seller and Bank, and their respective officers, directors, employees, affiliates, agents, representatives, principals and associates (individually, a "Seller Indemnitee" and collectively, the "Seller Indemnitees") against, and hold each of them harmless from, any and all Damages arising from or on account of (i) the Assumed Liabilities , (ii) any liability stemming from the failure to make any potentially required filing for this transaction under the Hart Scott Rodino Act, as amended, (iii) sales taxes, if any, incurred in connection with this transaction, or (iv) subject to Section 9.1, any breach of any representation, warranty or covenant by Purchaser or Hanover contained in this Agreement (including, with regard to all of the foregoing, without limitation, reasonable counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) except as such claims shall arise from the fraudulent acts or fraudulent omissions of Seller or Bank. Any claim for indemnification pursuant to this Section 9.3 shall be made in accordance with the procedures set forth in Section 9.4 hereof.

                  9.4 Procedure for Indemnification with Respect to Third-Party Claims.

                           (a)     If any Purchaser Indemnitee or Seller
Indemnitee seeks indemnification for any claim (each, an "Indemnifiable Claim") under this Article IX (the party seeking such indemnification, whether a Purchaser Indemnitee pursuant to Section 9.2 hereof or a Seller Indemnitee pursuant to Section 9.3 hereof, shall be referred to herein as the "Indemnified Party" and the party against whom such indemnification is sought shall be referred to herein as the "Indemnifying Party") resulting from the assertion of liability by third parties, the Indemnified Party shall give notice to the Indemnifying Party within thirty (30) days of the Indemnified Party becoming aware of any such Indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based. Such notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within twenty (20) days after receiving the Indemnified Party's notice, to assume the defense thereof (with counsel selected by the Indemnifying Party, which counsel may also be counsel to the Indemnifying Party unless a material conflict of interest would thereby arise). Notwithstanding the foregoing, the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is prejudiced thereby. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

                           (b)     In the event that the Indemnifying Party,
within twenty (20) days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the Indemnifying Party.

                           (c)     Notwithstanding anything in this Section 9.4
to the contrary (i) if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, other than as a result of money damages or other money payments, the Indemnified Party shall have the right to participate at its own expense in such defense, compromise or settlement and the Indemnifying Party shall not, without the Indemnified Party's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgement in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Indemnifiable Claim.

                  9.5 Bulk Sales Waiver and Indemnification. In addition to any other rights that Purchaser and Hanover may have pursuant to this Agreement or otherwise, Bank hereby agrees to indemnify, defend and hold Purchaser and Hanover harmless for all Damages as a result of Bank's, Seller's or DRI's failure to comply with any bulk sales transfer laws other than any Damages arising from Purchaser's failure to pay the Assumed Liabilities. Bank acknowledges that Purchaser and Hanover have waived Bank's and Seller's compliance with bulk sales transfer laws in reliance upon Bank's obligation to fully indemnify Purchaser and Hanover, within thirty (30) days of any claim, of all liabilities relating to such non-compliance. Bank's indemnification obligation pursuant to this Section 9.5 shall not be subject to reaching the Threshold in order for Purchaser and Hanover to receive such indemnification reimbursement.

                  9.6 Break-Up Fee Indemnification. Bank's and Seller's indemnification obligation for any breach of Section 5.12 shall survive any termination of this Agreement and shall not be subject to reaching the Threshold in order for Purchaser and Hanover to receive such indemnification reimbursement.

                                   ARTICLE X
                    CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

         10.      Confidentiality and Public Announcements

                  10.1 Confidentiality. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of Seller, Bank, Purchaser or Hanover which shall have been furnished by Seller, Bank, Purchaser or Hanover to the other party in connection with the transactions contemplated hereby shall not be disclosed to any person other than their respective employees, directors, attorneys, accountants or financial advisors or other than as contemplated herein. In the event that the transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared, and no party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business of the other party hereto. Purchaser and Hanover understand and agree that the provisions of this Section 10.1 shall not include the disclosures to the Individuals as described in Section 5.8 hereto.

                  10.2 Public Announcements. The parties agree that, prior to and upon the Closing Date, except as otherwise required by law, any and all public announcements or other public communications concerning this Agreement and the purchase of the Purchased Assets by Purchaser shall be subject to the approval of all parties, which approval shall not be unreasonably withheld.

                                   ARTICLE XI
                            POST-CLOSING AGREEMENTS

         11.      Post-Closing Agreements

                  11.1 Use of Name. Seller and Bank agree not to use the name "Leichtung", "Leichtung Workshop", "Improvements", "Pastimes" or any other Intellectual Property or any derivations thereof after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the Business. Seller also agrees to change its corporate name immediately after the Closing to a name which does not include any names of the Intellectual Property.

                  11.2 Injunctive Relief. Seller and Purchaser acknowledge and agree that their respective remedies at law for any breach of their respective obligations under this Article XI would be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of this Article XI without the necessity of proof of actual damage.

                  11.3     Transition.

                           (a)     Purchaser shall not assume any obligation of
Seller or Bank with respect to liabilities relating to the Employee
Obligations.

                           (b)     Purchaser and Seller agree to use their best
efforts to support the transition of the Business from Seller to Purchaser, including without limitation, cooperation between Seller's personnel and Purchaser's personnel to help assure an orderly transition of the Business, customer accounts and the use of existing data processing systems.

                           (c)     Purchaser shall offer continued employment to
all of Seller's employees under terms and conditions established by Purchaser which shall not be materially different from those previously provided by Seller to such employees.

                  11.4 Other Provision. Seller shall transfer to Purchaser, as of the Closing Date and to the extent allowable by regulation, all of Seller's right, title and interest in and to the telephone numbers used by the Business.

                  11.5 Tax Filings. Seller shall file such forms and make such payments, and Bank shall cause Seller to do the same, as shall be required by law, with any federal, state, local or regulatory agency with respect to payroll taxes and sales taxes to bring Seller's filings and payments current to the Closing Date.

                                  ARTICLE XII
                                  TERMINATION

         12.      Termination of Agreement.

                  12.1 Termination by Lapse of Time. Either party may terminate this Agreement any time after the earlier of (i) 5:00 p.m., New York Time, on January 30, 1995 if the transactions contemplated hereby have not been consummated and the Seller or the Bank has not accepted the exercise of the right of first refusal by any Individual under the Restructuring Agreement, or
(ii) in the event that Seller or Bank has accepted the exercise of the right of first refusal by any Individual under the Restructuring Agreement, then the earlier of (A) March 1, 1995, or (B) forty-two (42) days after the receipt of the exercise of the right of first refusal by any Individual under the Restructuring Agreement. This Agreement shall automatically terminate upon the closing of any transactions stemming from (ii) above.

                  12.2 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. In the event of such termination by agreement, Purchaser shall have no further obligation or liability to Seller under this Agreement, and Seller shall have no further obligations or liability to Purchaser under this Agreement, except as to Article IX to the extent necessary to the continuing enforcement of the other surviving provisions hereof. If this Agreement is terminated as provided in this Article XII:

                           (a)     each party shall redeliver all documents,
work papers and other material of the other party relating to the transaction contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; and

                           (b)      Seller and Purchaser shall not disclose, and
shall use their best efforts to prevent their respective directors, officers, employees, affiliates, attorneys, agents or representatives from disclosing, any information furnished by either party in connection with the business, assets and operation of the other party to any third party.

                                  ARTICLE XIII
                                 MISCELLANEOUS

          13.     Miscellaneous.

                  13.1 Definitions. The following terms are defined in the Section of this Agreement referenced below:

Defined Term                                                Reference
------------                                                ---------
Accounts Receivable                                         Section 1.1(b)
Agreement                                                   Introduction
Assists                                                     Section 3.21
Assumed Liabilities                                         Section 1.2(a)
Balance Sheet Date                                          Section 1.2(a)(i)
Bank                                                        Introduction
Blocked Account                                             Section 3.20
Break-Up Fee                                                Section 5.12
Business                                                    Recitals
Business Plan                                               Section 5.1
Cash                                                        Section 1.1(b)
Clement                                                     Section 1.2(a)(viii)
Clement's Release                                           Section 2.2
Closing Balance Sheet                                       Section 3.5(a)
Closing                                                     Section 2.2
Closing Date                                                Section 2.2
Code                                                        Section 3.18(b)
Credit Agreement                                            Section 1.2(b)(ii)
Current Financial Statements                                Section 3.5(a)
Customer Lists                                              Section 1.1(e)
Damages                                                     Section 13.13
DRI                                                         Introduction
Employee Obligations                                        Section 5.9
Employee Plans                                              Section 3.18(a)
Encumbrances                                                Section 3.4
Equipment Leases                                            Section 3.9(b)
ERISA                                                       Section 3.18(a)
Financial Statements                                        Section 3.5(a)
Fixed Assets                                                Section 1.1(h)
GAAP                                                        Section 3.5(a)
Governmental Licenses and Permits                           Section 1.1(j)
Hanover                                                     Introduction
Imported Goods                                              Section 3.21
Indemnifiable Claims                                        Section 9.4(a)
Indemnified Party                                           Section 9.4(a)
Indemnifying Party                                          Section 9.4(a)
Individuals                                                 Section 5.8

Insurance Policies                                          Section 3.7
Instrument of Assumption                                    Section 1.2(a)
Intellectual Property                                       Section 1.1(k)
Leases                                                      Section 3.9
Leichtung                                                   Introduction
Limitation Period                                           Section 9.1
Managers                                                    Section 6(q)
Material Contracts                                          Section 1.1(d)
Multiemployer Plan                                          Section 3.18(b)
Other Assets                                                Section 3.4
Owned Assets                                                Section 3.4
Permitted Encumbrances                                      Section 3.4
Purchase Price                                              Section 2.1
Purchased Assets                                            Section 1.1
Purchased Contracts                                         Section 1.1(d)
Purchased Inventory                                         Section 1.1(a)
Purchased Prepaid Items                                     Section 1.1(c)
Purchased Records                                           Section 1.1(e)
Purchaser                                                   Introduction
Purchaser Indemnitees                                       Section 9.2
Restructuring Agreement                                     Section 1.2(b)(ii)
Retention Bonuses                                           Section 1.2(b)(ix)
Revolving Loan                                              Section 2.1
Seller                                                      Introduction
Seller Indemnitees                                          Section 9.3
Subsidiaries                                                Section 3.2
Threshold                                                   Section 9.2
Year End Balance Sheet                                      Section 1.2(a)(i)
Year End Financial Statements                               Section 3.5(a)

                  13.2 Expenses. Purchaser and Seller, respectively, shall each pay all costs and expenses of their performance of and compliance with all terms and conditions contained in this Agreement on their respective parts to be complied with or performed.

                  13.3 Brokers. Seller and Purchaser each represents and warrants to the other that it has not dealt, directly or indirectly, with any broker of finder in connection with this Agreement or any of the transactions contemplated by this Agreement.

                  13.4 Amendment and Waiver. This Agreement may not be altered, amended, modified or terminated, except in writing and signed by the parties hereto. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.

                  13.5 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Purchaser and Seller.

                  13.6 Notices. All notices, requests, demands, or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by facsimile and confirmed in writing, or by United States first class mail, postage prepaid, registered or certified, return receipt requested, addressed as follows:

                          a)      If to Seller to:
                                  Leichtung, Inc.
                                  c/o Bankers Trust Company
                                  280 Park Avenue
                                  New York, New York  10017
                                  Attention:  Carl O. Roark

                 With a copy to:

                                  Latham & Watkins
                                  885 Third Avenue
                                  New York, New York  10022
                                  Attention:  Robert J. Rosenberg, Esq.

Or at such other address as Seller may have furnished to Purchaser in writing.

                          b)      If to Purchaser, to:
                                  LWI Holdings, Inc.
                                  c/o  Hanover Direct, Inc.
                                  1500 Harbor Boulevard
                                  Weehawken, New Jersey 07087
                                  Attention:  Michael P. Sherman, Esq.
                                  Telecopier:  (201) 392-5005

                 With a copy to:

                                  Hanover Direct, Inc.
                                  1500 Harbor Boulevard
                                  New York, New York  07087
                                  Attention:  Michael P. Sherman, Esq.

or at such other address as Purchaser may have furnished to Seller in writing.

                  13.7 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

                  13.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13.9 Headings. The headings preceding the text of Sections of this Agreement are for convenience only and shall not be deemed part of this Agreement.

                  13.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York for agreements executed and to be performed entirely within the State of New York without regard to the conflicts of laws principles of such jurisdiction. The parties hereto agree to submit to the exclusive jurisdiction of the federal courts located in the State of New York and hereby waive any objection based on venue or forum non-conveniences with respect to any action instituted thereby.

                  13.11 Invalidity. Should any of the obligations under this Agreement be found illegal or unenforceable in any respect, such illegality or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain enforceable in accordance with their terms. Despite the preceding sentence, should any of the obligations under this Agreement be found illegal or unenforceable because it is too broad with respect to duration, geographical scope or subject matter, such obligation shall be deemed and construed to be reduced to the maximum duration, geographical scope and subject matter allowed under applicable law.

                  13.12 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

                  13.13 Construction of Agreement; Damages; Knowledge. A reference to an Article, Section, Schedule or Exhibit shall mean an Article of, a Section in, or Schedule or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include", "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." For the purposes of this Agreement, "Damages", means any loss, liability, damage, cost or expense, including without limitation, reasonable costs of defense and prosecution of litigation and counsel fees, net of any insurance proceeds which are recovered by, or available to the respective party without restriction and arise out of such loss, liability, damage, cost or expense. For purposes of this Agreement, and except as provided in the following sentence, the terms "known" or "knowledge," when used in reference to a corporation means the knowledge of the executive officers of such corporation after such officers shall have made diligent inquiry under the circumstances to which reference is made, and when used in reference to an individual means the actual knowledge of such individual after the individual shall have made inquiry that is customary and appropriate under the circumstances.

                  13.14 Absence of Third Party Beneficiary Rights. Except as specifically set forth in Article XIII hereof, no provision of this Agreement is intended, nor will be interpreted, to provide any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other person or entity and all provisions hereof will be personal solely between the parties to this Agreement.

                  13.15 Mutual Drafting. This Agreement is the joint product of the parties hereto, and each provision thereof has been subject to the mutual consultation, negotiation and agreement of such parties, and shall not be construed for or against any party hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date and year first above written.



HANOVER DIRECT, INC.
a Delaware corporation


By:     ______________________________

Title:  ______________________________


LWI HOLDINGS, INC.
a Delaware corporation


By:     ______________________________

Title:  ______________________________


BANKERS TRUST COMPANY
a New York banking corporation


By:     ______________________________

Title:  ______________________________


LEICHTUNG, INC.
an Ohio corporation


By:     ______________________________

Title:  ______________________________


DRI INDUSTRIES, INC.
an Ohio corporation


By:     ______________________________

Title:  ______________________________